                           Supplement to the Offer to
                               Purchase for Cash
                     All Outstanding Shares of Common Stock
           (Including the Associated Preferred Stock Purchase Rights)

                                       of
                     CAPCO AUTOMOTIVE PRODUCTS CORPORATION
                                       at
                AN INCREASED CASH PRICE OF $12.50 NET PER SHARE
                                       by
                         EATON ACQUISITION CORPORATION
                          a wholly owned subsidiary of
                               EATON CORPORATION

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW
YORK CITY TIME, ON MONDAY, APRIL 15, 1996, UNLESS THE OFFER IS EXTENDED.

                            ------------------------

     THE BOARD OF DIRECTORS OF CAPCO AUTOMOTIVE PRODUCTS CORPORATION HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER DESCRIBED HEREIN ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF THE COMPANY, HAS APPROVED THE OFFER, ADOPTED THE MERGER AGREEMENT AND RECOMMENDS THAT THE SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES AND APPROVE THE MERGER AGREEMENT.
                            ------------------------

     The Offer is conditioned upon, among other things, there being validly tendered and not properly withdrawn prior to the expiration of the Offer that number of shares of Common Stock, par value $0.01 per share (the "Shares"), of CAPCO Automotive Products Corporation which, when aggregated with the 805,000 Shares currently owned by Eaton Corporation, represent at least a majority of the total number of outstanding Shares on a fully diluted basis on the date of purchase (the "Minimum Tender Condition"). The Offer is also subject to other terms and conditions contained herein. See "Introduction" and Section 8 of this Supplement.
                            ------------------------

     SHARES PREVIOUSLY TENDERED AND NOT PROPERLY WITHDRAWN HAVE BEEN VALIDLY TENDERED FOR PURPOSES OF THE OFFER.

                                                        (Continued on next page)
                            ------------------------

                      The Dealer Manager for the Offer is:

                               SMITH BARNEY INC.

March 29, 1996

(Continued from previous page)

                                   IMPORTANT

     ON MARCH 27, 1996, EATON CORPORATION ("PARENT"), EATON ACQUISITION CORPORATION AND CAPCO AUTOMOTIVE PRODUCTS CORPORATION (THE "COMPANY") ENTERED INTO AN AGREEMENT AND PLAN OF MERGER (THE "MERGER AGREEMENT") WHICH CONTAINS THE TERMS AND CONDITIONS DESCRIBED IN SECTION 7 OF THIS SUPPLEMENT.

     Any shareholder desiring to tender all or any portion of such shareholder's Shares (and the associated Rights (as defined herein) and, unless the context otherwise requires, all references to Shares is deemed to include Rights) should either (1) complete and sign the related revised GREEN Letter of Transmittal or original BLUE Letter of Transmittal (or a facsimile of either) in accordance with the instructions in such Letter of Transmittal and mail or deliver such Letter of Transmittal (or such facsimile) and any other required documents, together with the certificate(s) representing the tendered Shares and, if separate, the certificate(s) representing the associated Rights, to the Depositary or tender such Shares (and Rights, if applicable) pursuant to the procedure for book-entry transfer set forth in Section 2 of the Offer to Purchase or (2) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. A shareholder having Shares and, if applicable, the associated Rights registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such shareholder desires to tender such Shares and, if applicable, the associated Rights.

     The Company has advised Parent that it has taken all necessary action pursuant to the Rights Agreement (as defined herein) to provide that no "Triggering Event" or "Distribution Date" (as such terms are defined in the Rights Agreement) will occur, in each case as a result of the announcement, commencement or consummation of the Offer or Merger, the execution or delivery of the Merger Agreement or the consummation of the transactions contemplated thereby. Unless separate certificates for the Rights are issued, a tender of Shares will also constitute a tender of the associated Rights. Pursuant to the Rights Agreement, the Rights will expire upon consummation of the Merger.

     A shareholder who desires to tender Shares and Rights and whose certificates for such Shares (and associated Rights) are not immediately available or who cannot comply in a timely manner with the procedure for book-entry transfer prior to the expiration of the Offer, may tender such Shares (and associated Rights) by following the procedure for guaranteed delivery set forth in Section 2 of the Offer to Purchase.

     Questions and requests for assistance may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Supplement. Additional copies of this Supplement, the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies.

                               TABLE OF CONTENTS

                                                                                          PAGE
                                                                                          ----
Introduction............................................................................    1
The Amended Offer.......................................................................    3
 1.                                                                                         3
      Amended Terms of the Offer........................................................
 2.                                                                                         3
      Procedure for Tendering Shares....................................................
 3.                                                                                         4
      Price Range of the Shares; Dividends on the Shares................................
 4.                                                                                         4
      Certain Information Concerning the Company........................................
 5.                                                                                         4
      Contacts with the Company since March 19, 1996; Background of the Amended Offer...
 6.                                                                                         5
      Plans for the Company.............................................................
 7.                                                                                         5
      The Merger Agreement..............................................................
 8.                                                                                        15
      Certain Conditions of the Offer...................................................
 9.                                                                                        17
      Source and Amount of Funds........................................................
10.                                                                                        17
      Certain Legal Matters.............................................................
11.                                                                                        17
      Miscellaneous.....................................................................

To the Holders of Common Stock
(including the Associated Preferred
Stock Purchase Rights) of
CAPCO Automotive Products Corporation:

                                  INTRODUCTION

     The following information amends and supplements the Offer to Purchase dated March 19, 1996 (the "Offer to Purchase") of Eaton Acquisition Corporation, a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Eaton Corporation, an Ohio corporation ("Parent"). Pursuant to this Supplement to the Offer to Purchase (the "Supplement"), the Purchaser is now offering to purchase all outstanding shares of Common Stock, par value $0.0l per share (the "Shares"), of CAPCO Automotive Products Corporation, a Michigan corporation (the "Company"), together with the associated preferred stock purchase rights (the "Rights") issued pursuant to the Rights Agreement, dated as of April 30, 1994, between the Company and Harris Trust and Savings Bank, as Rights Agent (the "Rights Agreement"), at a price of $12.50 per Share (and associated Right), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, as amended and supplemented by this Supplement, and in the related original or revised Letters of Transmittal (which, together with the Offer to Purchase and the Supplement constitute the "Offer"). ALL REFERENCES HEREIN TO RIGHTS SHALL BE DEEMED TO INCLUDE ALL BENEFITS THAT MAY INURE TO HOLDERS OF THE RIGHTS PURSUANT TO THE RIGHTS AGREEMENT AND, UNLESS THE CONTEXT OTHERWISE REQUIRES, ALL REFERENCES HEREIN TO SHARES SHALL INCLUDE THE ASSOCIATED RIGHTS.

     Except as otherwise set forth in this Supplement and in the revised Letter of Transmittal, the terms and conditions previously set forth in the Offer to Purchase remain applicable in all respects to the Offer, and the Supplement should be read in conjunction with the Offer to Purchase. Unless the context requires otherwise, capitalized terms used herein but not otherwise defined herein have the meaning given to such terms in the Offer to Purchase.

     The Purchaser, Parent and the Company have entered into an Agreement and Plan of Merger, dated as of March 27, 1996 (the "Merger Agreement"), which provides for, among other things, (i) an increase in the price per Share to be paid pursuant to the Offer from $11.00 per Share pursuant to the Offer that was originally announced on March 19, 1996 (the "Original Offer") to $12.50 per Share, net to the seller in cash, without interest thereon, (ii) the amendment and restatement of the conditions to the Offer as set forth in their entirety in
Section 8 of this Supplement and (iii) the merger of the Purchaser with and into the Company (the "Merger") following the consummation of the Offer. In the Merger, each then outstanding Share (other than Shares held by Parent, the Purchaser, any wholly owned subsidiary of Parent or the Purchaser, in the treasury of the Company or by any wholly owned subsidiary of the Company) shall be cancelled and retired and shall be converted into the right to receive cash in the same amount as is received per Share in the Offer, and the Company would become a wholly owned subsidiary of Parent. See Section 7 of this Supplement.

     THE COMPANY HAS REPRESENTED THAT THE BOARD OF DIRECTORS OF THE COMPANY (THE "COMPANY BOARD") HAS UNANIMOUSLY DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF THE COMPANY, HAS APPROVED THE OFFER, ADOPTED THE MERGER AGREEMENT AND RECOMMENDS THAT THE SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES AND APPROVE THE MERGER AGREEMENT.

     CS First Boston Corporation ("First Boston") has delivered to the Company Board its written opinion, dated March 27, 1996, that, based upon and subject to the information contained in such opinion, as of such date, the consideration to be received by the shareholders of the Company (other than Parent or the Purchaser) in the Offer and the Merger is fair to such shareholders from a financial point of view.

     In the Merger Agreement, the Company represents and warrants to Parent and the Purchaser that the Company has taken all necessary action pursuant to the Rights Agreement to provide that no "Triggering Event" or "Distribution Date" (as such terms are defined in the Rights Agreement) will occur, in each case as a result of the announcement, commencement or consummation of the Offer or Merger, the execution or delivery of the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement. Pursuant to the Rights Agreement, the Rights will expire upon consummation of the Merger. The Company also represents in the Merger Agreement that Section 780 of Chapter 7A and Chapter 7B of the Michigan Business Corporation Act (the "MBCA") are not applicable to the Company and that the Company Board has not taken any action to become subject to the requirements of such statutes.

     THEREFORE, THE OFFER IS NO LONGER SUBJECT TO THE RIGHTS CONDITION, THE BUSINESS COMBINATION CONDITION OR THE CONTROL SHARE CONDITION (EACH AS DEFINED IN THE OFFER TO PURCHASE) INCLUDED IN THE OFFER TO PURCHASE. THE OFFER IS NOW CONDITIONED UPON, AMONG OTHER THINGS, THE MINIMUM TENDER CONDITION OF THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES (THE "MINIMUM NUMBER OF SHARES") WHICH, WHEN AGGREGATED WITH THE 805,000 SHARES CURRENTLY OWNED BY PARENT, REPRESENT AT LEAST A MAJORITY OF THE TOTAL NUMBER OF OUTSTANDING SHARES ON A FULLY DILUTED BASIS ON THE DATE OF PURCHASE. THE OFFER REMAINS SUBJECT TO CERTAIN OTHER TERMS AND CONDITIONS CONTAINED HEREIN IN ADDITION TO THE MINIMUM TENDER CONDITION. SEE
SECTION 8 OF THIS SUPPLEMENT.

     Procedures for tendering shares are set forth in Section 2 of this Supplement and Section 2 of the Offer to Purchase. Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the revised GREEN Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. However, any tendering shareholder or other payee who fails to complete and sign the Substitute Form W-9 that is included in the revised GREEN Letter of Transmittal may be subject to a required backup federal income tax withholding of 31% after gross proceeds payable to such shareholder or other payee pursuant to the Offer. See Section 5 of the Offer to Purchase. The Purchaser will pay all fees and expenses of Smith Barney Inc. ("Smith Barney"), which is acting as Dealer Manager for the Offer (the "Dealer Manager"), Chemical Mellon Shareholder Services, L.L.C., which is acting as the Depositary (the "Depositary"), and Georgeson & Company Inc., which is acting as Information Agent for the Offer (the "Information Agent"), incurred in connection with the Offer. See Section 16 of the Offer to Purchase.

     Shareholders who have previously validly tendered and not properly withdrawn their Shares pursuant to the Offer are not required to take any further action, except as may be required by the Guaranteed Delivery procedure of Section 2 of the Offer to Purchase if such procedure was utilized. If Shares are accepted for payment and paid for by the Purchaser pursuant to the Offer, such shareholders will receive, subject to the conditions of the Offer, the increased tender price of $12.50 per Share. See Section 3 of the Offer to Purchase for the procedures to properly withdraw Shares tendered pursuant to the Offer.

     Based on the representations and warranties of the Company contained in the Merger Agreement, as of March 15, 1996, there were 11,061,350 Shares issued and outstanding and 523,600 Shares reserved for issuance pursuant to outstanding stock options granted under the Company's 1994 Stock Incentive Plan. Parent currently beneficially owns an aggregate of 805,000 Shares, representing approximately 7.0% of the Shares outstanding on a fully diluted basis based on such representations and warranties. Based on this information, the Minimum Tender Condition will be satisfied if at least 4,987,476 Shares are validly tendered and not properly withdrawn on or prior to the Expiration Date. However, the actual Minimum Number of Shares will depend on the facts as they exist on the date of purchase. If the Minimum Tender Condition is satisfied, the Purchaser will be able to approve the Merger without the affirmative vote of the holders of any other Shares.

     Pursuant to the Merger Agreement, Parent has agreed to withdraw and rescind its notice dated March 13, 1996 nominating seven directors for election as directors at the Company's 1996 annual meeting of shareholders and the related form of proxy statement. Parent has given oral notice to the Commission that it is withdrawing such proxy statement.

     The Offer is conditioned upon the fulfillment or waiver of certain conditions described herein. See Section 8 of this Supplement. The Offer will expire at 12:00 Midnight, New York City time, on Monday, April 15, 1996, unless extended.

     THE OFFER TO PURCHASE AND THE REVISED GREEN LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ IN CONJUNCTION WITH THIS SUPPLEMENT BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                               THE AMENDED OFFER

1. AMENDED TERMS OF THE OFFER

     Sections 1 and 13 of the Offer to Purchase are amended and supplemented by this Section 1 of this Supplement.

     In connection with the Merger Agreement, the price per Share to be paid pursuant to the Offer has been increased from $11.00 per Share to $12.50 per Share, net to the seller in cash, without interest thereon. Upon the terms and subject to the conditions of the Offer (including, if the Offer is further extended or amended pursuant to the Merger Agreement, the terms and conditions of any extension or amendment), the Purchaser will accept for payment and pay the increased price for all of the Shares validly tendered prior to the Expiration Date (as herein defined) and not theretofore properly withdrawn in accordance with Section 3 of the Offer to Purchase (including Shares tendered prior to the date of this Supplement). The term "Expiration Date" means 12:00 Midnight, New York City time, on Monday, April 15, 1996 unless and until the Purchaser, subject to the terms of the Merger Agreement, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire. See Section 7 of this Supplement for a description of the provisions of the Merger Agreement regarding extensions of the Offer by the Purchaser.

     Pursuant to the Merger Agreement, the Company has agreed to furnish the Purchaser with mailing labels, security position listings, any non-objecting beneficial owner lists and any available listing or computer list containing the names and addresses of the record holders of the Shares as of the most recent practicable date and shall furnish the Purchaser with such additional information (including, but not limited to, updated lists of holders of Shares and their addresses, mailing labels and lists of security positions and non-objecting beneficial owner lists) and such other assistance as the Purchaser or its agents may reasonably request in communicating the Offer to the Company's record and beneficial shareholders. This Supplement, the revised GREEN Letter of Transmittal and other relevant materials will be mailed by the Purchaser to record holders of Shares whose names appear on the Company's shareholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

     The Offer is conditioned upon, among other things, satisfaction of the Minimum Tender Condition as set forth above in the Introduction and in Section 8 of this Supplement. The Purchaser reserves the right (but shall not be obligated) to waive any or all of such conditions, except that the Purchaser may not waive the Minimum Tender Condition without the prior written consent of the Company.

2. PROCEDURE FOR TENDERING SHARES

     Section 2 of the Offer to Purchase is amended and supplemented by this
Section 2 of this Supplement.

     Tendering shareholders should use the revised GREEN Letter of Transmittal and the revised PINK Notice of Guaranteed Delivery included with this Supplement. However, to the extent either of the revised GREEN Letter of Transmittal and the revised PINK Notice of Guaranteed Delivery is not available, tendering shareholders may continue to use the BLUE Letter of Transmittal and the GREEN Notice of Guaranteed Delivery that were provided with the Offer to Purchase. Although such BLUE Letter of Transmittal refers only to the Offer to Purchase, shareholders using such document to tender their shares will nevertheless receive $12.50 net per Share in cash for each Share validly tendered and not properly withdrawn and accepted for payment pursuant to the Offer, subject to the conditions of the Offer, and will be able to tender their shares pursuant to the Offer until 12:00 Midnight, New York City time, on Monday, April 15, 1996 (or such later date to which the Offer may be extended).

     In the Merger Agreement, the Company represents and warrants to Parent and the Purchaser that the Company has taken all necessary action pursuant to the Rights Agreement to provide that no Triggering Event or Distribution Date will occur, in each case as a result of the announcement, commencement or consummation of the Offer or Merger, the execution or delivery of the Merger Agreement or the consummation of the transactions contemplated thereby. Accordingly, the Rights will continue to be evidenced by the certificates for Shares and the requirement for a separate tender of Rights described in the Offer to Purchase will not apply unless a Distribution Date occurs for reasons unrelated to the Offer and the Merger. Unless separate certificates for Rights are issued, a tender of Shares will also constitute a tender of the associated Rights. See Section 2 of the Offer to Purchase for a discussion of the procedures for tendering Rights in the event that a Distribution Date occurs and separate certificates for Rights are distributed to shareholders prior to the date of tender pursuant to the Offer. Pursuant to the Rights Agreement, the Rights will expire upon consummation of the Merger.

     SHAREHOLDERS WHO HAVE PREVIOUSLY VALIDLY TENDERED SHARES PURSUANT TO THE OFFER USING THE BLUE LETTER OF TRANSMITTAL OR THE GREEN NOTICE OF GUARANTEED DELIVERY AND WHO HAVE NOT PROPERLY WITHDRAWN SUCH SHARES HAVE VALIDLY TENDERED SUCH SHARES FOR THE PURPOSES OF THE OFFER, AS AMENDED, AND NEED NOT TAKE ANY FURTHER ACTION, EXCEPT AS MAY BE REQUIRED BY THE GUARANTEED DELIVERY PROCEDURE DESCRIBED IN SECTION 2 OF THE OFFER TO PURCHASE IF SUCH PROCEDURE WAS UTILIZED. IF SHARES ARE ACCEPTED FOR PAYMENT AND PAID FOR BY THE PURCHASER PURSUANT TO THE OFFER, SUCH SHAREHOLDERS WILL RECEIVE, SUBJECT TO THE CONDITIONS OF THE OFFER, THE INCREASED TENDER PRICE OF $12.50 PER SHARE, WITHOUT INTEREST THEREON, LESS ANY APPLICABLE WITHHOLDING TAXES.

     See Section 3 of the Offer to Purchase for the procedures for withdrawing Shares tendered pursuant to the Offer.

3. PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES

     Section 6 of the Offer to Purchase is amended and supplemented by this
Section 3 of this Supplement.

     The high and low sales prices per Share on the NYSE reported by the Dow Jones News Service during the first quarter of the fiscal year ending December 31, 1996 (through March 28, 1996) were $6.50 and $12.75, respectively. On March 26, 1996, the last full trading day prior to the announcement of the execution of the Merger Agreement, the closing sale price per Share reported on the NYSE by the Dow Jones News Service was $12.25. On March 28, 1996, the last full trading day prior to the mailing of this Supplement, the closing sale price per Share reported on the NYSE by the Dow Jones News Service was $12.375. SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

4. CERTAIN INFORMATION CONCERNING THE COMPANY

     THE RIGHTS. In the Merger Agreement, the Company represents and warrants to Parent and the Purchaser that the Company has taken all necessary action pursuant to the Rights Agreement to provide that no Triggering Event or Distribution Date will occur, in each case as a result of the announcement, commencement or consummation of the Offer or Merger, the execution or delivery of the Merger Agreement or the consummation of the transactions contemplated thereby. Pursuant to the Rights Agreement, the Rights will expire upon consummation of the Merger. See Section 7 of this Supplement.

5. CONTACTS WITH THE COMPANY SINCE MARCH 19, 1996; BACKGROUND OF THE AMENDED
   OFFER

     Section 11 of the Offer to Purchase is amended and supplemented by this
Section 4 of this Supplement.

     On March 21, 1996, an outside director of the Company contacted Parent's Chairman and Chief Executive Officer and suggested that the parties meet to discuss a possible acquisition of the Company by Parent.

     On March 22, 1996, two outside directors of the Company and the Company's advisors met with Parent's Chairman and Chief Executive Officer and other representatives of Parent. During that meeting one of the outside directors of the Company and Parent's Chairman and Chief Executive Officer discussed that it would be in the best interest of both companies to negotiate an acquisition transaction, however no agreement was reached with respect to the terms of any such transaction.

     On March 25, 1996, representatives of Parent and the Company and their respective legal advisors resumed discussions regarding the proposed terms of an acquisition of the Company by Parent. Later that day, Parent provided the Company with a draft of the Merger Agreement. Over the next two days, representatives of Parent and its legal advisors negotiated the terms and conditions of the Merger Agreement with representatives of the Company and its legal advisors.

     On the morning of March 27, 1996, the Board of Directors of the Company approved the Merger Agreement. On March 27, 1996, the Merger Agreement was executed and the parties issued a joint press release with respect thereto.

6. PLANS FOR THE COMPANY

     Section 12 of the Offer to Purchase is amended and supplemented by this
Section 6 of this Supplement.

     Pursuant to the Merger Agreement, Parent, the Purchaser and the Company have agreed, among other things, that Parent shall be entitled to modify the composition of the Company Board to include nominees of Parent following consummation of the Offer. See Section 7 of this Supplement.

7. THE MERGER AGREEMENT

     The following is a summary of the Merger Agreement, a copy of which is attached as Exhibit (c)(5) to the Schedule 14D-1 to which this Supplement is an exhibit and is incorporated herein by reference. Such summary is qualified in its entirety by reference to the Merger Agreement. Terms not defined herein have the meaning ascribed to them in the Merger Agreement.

     THE AMENDED OFFER. In the Merger Agreement, Parent and the Purchaser agree, among other things, to amend the Offer (i) to reflect the increase in the purchase price offered to $12.50 per Share, net to the seller in cash and (ii) to modify the conditions of the Offer to conform to the conditions to the Offer as set forth in Section 8 of this Supplement. The obligation of Parent to accept for payment or pay for any Share tendered pursuant to the Offer is subject only to the satisfaction of the conditions set forth in Section 8 of this Supplement. Without the prior written consent of the Company, the Purchaser may not (i) decrease the price per Share or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought to be purchased in the Offer,
(iii) change the conditions set forth in Section 8 of this Supplement, (iv) waive the Minimum Tender Condition, (v) impose additional conditions to the Offer, or (vi) amend any other term of the Offer in any manner adverse to the holders of the Shares. Subject to the terms of the Offer and the Merger Agreement and the satisfaction of all the conditions of the Offer as of any expiration date, the Purchaser will accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after such expiration date of the Offer; provided that the Purchaser shall have the right, in its sole discretion, to extend the Offer from time to time for up to a maximum of 10 additional business days, notwithstanding the prior satisfaction of the conditions of the Offer. Each of Parent and the Purchaser also agreed to use its reasonable best efforts to avoid the occurrence of any event set forth in Section 8 of this Supplement or to cure any such event that shall have occurred.

     The Company has represented to Parent in the Merger Agreement that the Company Board, at a meeting duly called and held, has (i) determined by unanimous vote of its directors that each of the transactions contemplated by the Merger Agreement, including each of the Offer and the Merger, is fair to and in the best interests of the Company and its shareholders, (ii) approved the Offer and adopted the Merger Agreement in accordance with the MBCA, (iii) recommended acceptance of the Offer and approval of the Merger Agreement by the Company's shareholders (if such approval is required by applicable law), and
(iv) taken all other action necessary to render the Rights inapplicable to the Offer and the Merger; provided, however, that such recommendation and approval may be withdrawn, modified or amended to the extent that the Company Board determines in good faith, upon advice from its outside counsel, that failure to take such action would be a breach of the Company Board's fiduciary obligations under applicable law. The Company further represented that, prior to the execution of the Merger Agreement, First Boston has delivered to the Company Board its written opinion that the consideration to be received for the Shares (other than Shares held by Parent or the Purchaser, any wholly owned subsidiary of Parent or the Purchaser, in treasury of the Company or by any wholly owned subsidiary of the Company) pursuant to the Offer and the Merger is fair to the Company's shareholders from a financial point of view.

     The Merger Agreement provides that Parent, upon the payment by the Purchaser for Shares pursuant to the Offer, and from time to time thereafter, is entitled to designate such number of directors, rounded up to the next whole number, on the Company Board as is equal to the product of the total number of directors on the Company Board (determined after giving effect to the directors so elected pursuant to such provision) multiplied by the percentage that the aggregate number of Shares beneficially owned by Parent or its affiliates bears to the total number of fully diluted Shares then outstanding. The Company shall, upon request of Parent, promptly take all actions necessary to cause Parent's designees to be so elected, including, if necessary, seeking the resignations of one or more existing directors; provided, however, that prior to the time the Merger becomes effective (the "Effective Time"), the Company Board shall always have at least two members who are neither officers, directors, shareholders or designees of the Purchaser or any of its affiliates ("Purchaser Insiders"). If the number of directors who are not Purchaser Insiders is reduced below two prior to the Effective Time, the remaining director who is not a Purchaser Insider will be entitled to designate a person to fill such vacancy who is not an officer, director, shareholder or designee of the Purchaser or any of its affiliates and who will be a director not deemed to be a Purchaser Insider for all purposes of the Merger Agreement. Following the election or appointment of Parent's designees and prior to the Effective Time, any amendment of the Articles of Incorporation or By-Laws of the Company or amendment or termination of the Merger Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or the Purchaser or waiver of any of the Company's rights thereunder or any other consent or action of the Company Board relating to the transactions contemplated by the Merger Agreement which would reasonably be expected to have a material adverse effect on the shareholders of the Company (other than Parent or the Purchaser), will require the concurrence of a majority of the directors of the Company then in office who are not Purchaser Insiders (or in the case where there are two or fewer directors who are not Purchaser Insiders, the concurrence of one director who is not a Purchaser Insider).

     THE MERGER. The Merger Agreement provides that at the Effective Time the Purchaser will be merged with and into the Company. Following the Merger, the separate corporate existence of the Purchaser will cease and the Company will continue as the surviving corporation (the "Surviving Corporation"). At the option of Parent, and provided that such amendment does not delay the Effective Time, the Merger may be structured so that the Company will be merged with and into the Purchaser or another direct or indirect wholly owned subsidiary of Parent, with the Purchaser or such other subsidiary of Parent continuing as the Surviving Corporation; provided, however, that the Company will be deemed not to have breached any of its representations and warranties under the Merger Agreement if and to the extent such breach would have been attributable to such election.

     The Articles of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and of the Merger Agreement and applicable law. Subject to the provisions of the Merger Agreement relating to indemnification of directors and officers, the By-Laws of the Purchaser in effect at the time of the Effective Time shall be the By-Laws of the Surviving Corporation until amended in accordance with the provisions thereof and applicable law.

     Subject to applicable law, the directors of the Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and will hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal, and the officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Corporation and will hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

     By virtue of the Merger and without any action on the part of the holders thereof, at the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than any Shares held by Parent, the Purchaser, any wholly owned subsidiary of Parent or the Purchaser, in the treasury of the Company or by any wholly owned subsidiary of the Company which Shares, by virtue of the Merger and without any action on the part of the holder thereof, will be cancelled and retired and will cease to exist with no payment being made with respect thereto) will be cancelled and retired and will be converted into the right to receive $12.50 net per Share in cash, payable to the holder thereof, without interest thereon (the "Merger Price"), upon surrender of the certificate formerly representing such Share. At the Effective Time, each share of common stock of the Purchaser, par value $.01 per share, issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation.

     The Merger Agreement provides that prior to the Effective Time, the Company Board (or, if appropriate, any Committee thereof) will adopt appropriate resolutions and take all other actions necessary to provide for the cancellation, effective at the Effective Time, of all the outstanding stock options, stock appreciation rights, limited stock appreciation rights and performance units (the "Options") heretofore granted under any stock option, performance unit or similar plan of the Company (the "Stock Plans"). Pursuant to the Merger Agreement, immediately prior to the Effective Time, (i) each Option, whether or not then vested or exercisable, will no longer be exercisable but will entitle each holder thereof, in cancellation and settlement therefor, to payments in cash (subject to any applicable withholding taxes, the "Cash Payment"), at the Effective Time, equal to the product of (x) the total number of Shares subject or related to such Option, whether or not then vested or exercisable, and (y) the excess of the Merger Price over the exercise price per Share subject or related to such Option, each such Cash Payment to be paid to each holder of an outstanding Option at the Effective Time; provided, however,that any Person subject to Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") will be provided with a cash compensation arrangement providing such individual with the opportunity to receive a cash payment equal to the benefits of which he or she would be deprived by reason of
Section 16(b) of the Exchange Act, and (ii) each Share previously issued in the form of grants of restricted stock or grants of contingent shares will fully vest. As provided in the Merger Agreement, the Stock Plans and any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any subsidiary will terminate as of the Effective Time. The Company has agreed to take all reasonable steps to ensure that none of the Parent, the Company or any of their respective subsidiaries is or will be bound by any Options, other options, warrants, rights or agreements which would entitle any person, other than Parent or its affiliates, to own any capital stock of the Surviving Corporation or any of its subsidiaries or to receive any payment in respect thereof. The Company further agreed to use its reasonable best efforts to obtain all necessary consents to ensure that after the Effective Time, the only rights of the holders of Options to purchase Shares in respect of such Options will be to receive the Cash Payment in cancellation and settlement thereof.

     The Merger Agreement further provides that all Stock Plans will terminate as of the Effective Time and the Company will ensure that following the Effective Time no holder of an Option or any participant in any Stock Plans will have any right thereunder to acquire any capital stock of the Company, Parent or the Surviving Corporation.

     If required by applicable law in order to consummate the Merger, pursuant to the Merger Agreement, the Company will (i) convene a special meeting of its shareholders as soon as practicable following the acceptance for payment of and payment for Shares by the Purchaser pursuant to the Offer for the purpose of considering and taking action upon the Merger Agreement; (ii) prepare and file with the Securities and Exchange Commission (the "Commission") a preliminary proxy statement relating to the Merger Agreement, and use its reasonable best efforts (x) to obtain and furnish the information required to be included by the Commission in the Proxy Statement (as hereinafter defined) and, after consultation with Parent, to respond promptly to any comments made by the Commission with respect to the preliminary proxy statement and to cause a definitive proxy statement (the "Proxy Statement") to be mailed to its shareholders and (y) subject to the fiduciary duties of the Company Board under applicable law, to obtain the necessary approvals of the Merger and the Merger Agreement by its shareholders; and (iii) subject to the fiduciary obligations of the Company Board under applicable law as provided in the Merger Agreement, include in the Proxy Statement the recommendation of the Company Board that shareholders of the Company vote in favor of the approval of the Merger Agreement. Parent has agreed in the Merger Agreement that it will vote, or cause to be voted, all of the Shares then owned by it, the Purchaser or any of its other subsidiaries in favor of the approval of the Merger Agreement.

     The Merger Agreement further provides that, notwithstanding the foregoing, if Parent, the Purchaser or any other subsidiary of Parent acquires at least 90% of the outstanding shares of each outstanding class of capital stock of the Company pursuant to the Offer, the parties to the Merger Agreement will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the acceptance for payment of and payment for the Shares by the Purchaser pursuant to the Offer without a meeting of the shareholders of the Company, in accordance with Section 735 of the MBCA and Section 253 of the General Corporation Law of Delaware (the "GCL").

     REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Merger Agreement contains customary representations and warranties with respect to the Company, including, among other things, (i) with respect to the organization, corporate powers and qualifications of the Company and each of its subsidiaries; (ii) with respect to the capitalization of the Company and its subsidiaries; (iii) that the execution and delivery of the Merger Agreement by the Company and the consummation by the Company of the transactions contemplated therein have been duly and validly authorized and approved by the Company Board and that no other corporate proceedings on the part of the Company are necessary to authorize or approve the Merger Agreement or to consummate the transactions contemplated therein (other than, with respect to the Merger, the approval of the Merger Agreement by the affirmative vote of the holders of a majority of the then outstanding Shares entitled to vote thereon, to the extent required by applicable law); (iv) with respect to the absence of any conflict between the terms and provisions of the Merger Agreement and the transactions contemplated thereby with any laws, regulations, agreements, contracts or other instruments and obligations; (v) with respect to the accuracy of the documents filed with the Commission; (vi) with respect to the Company's financial statements and financial condition; (vii) with respect to the compliance of the Company and its subsidiaries with certain laws relating to the protection of the environment;
(viii) that the Company and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities (as defined in the Merger Agreement) required for the conduct of their respective businesses and are otherwise in compliance with all applicable laws; (ix) with respect to the absence of certain litigation with respect to the Company; (x) with respect to the accuracy and completeness of the information supplied by the Company in connection with the Offer, the Proxy Statement or any other document to be filed with the Commission or any other Governmental Entity in connection with the transactions contemplated by the Merger Agreement; (xi) that Section 780 of Chapter 7A and Chapter 7B of the MBCA are not applicable to the Company and the Company Board has not taken any action which would subject the Company to the requirements of such statutes; (xii) with respect to the Company's employee benefit plans; (xiii) with respect to certain tax returns required to be filed and certain taxes required to be paid by the Company and its subsidiaries; (xiv) that the Company has taken all necessary action pursuant to the Rights Agreement to provide that no Triggering Event or Distribution Date (as each term is defined in the Rights Agreement) will occur, in each case as a result of the announcement, commencement or consummation of the Offer or Merger, the execution or delivery of the Merger Agreement or the consummation of the transactions contemplated thereby; (xv) with respect to the absence of any broker or other fees or commissions, other than fees in connection with First Boston's engagement; and (xvi) the absence of certain events since December 31, 1995 including that there has not been any material adverse effect on the business, assets, financial condition or results of operations of the Company (a "Material Adverse Effect") (other than changes in conditions generally applicable to the industries in which the Company and its subsidiaries are involved or general economic conditions), and the business of the Company and each of its subsidiaries have been conducted only in the ordinary course.

     REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER. The Merger Agreement contains customary representations and warranties by Parent and the Purchaser, including, among other things, (i) with respect to the organization, corporate powers and qualifications of Parent and Purchaser; (ii) that each of Parent and the Purchaser has the necessary corporate power and authority to execute and deliver the Merger Agreement and to consummate the transactions contemplated therein; (iii) with respect to the absence of any conflict between the terms and provisions of the Merger Agreement and the transactions contemplated thereby with any laws, regulations, agreements, contracts or other instruments and obligations; and (iv) that Parent has and will cause the Purchaser to have the funds necessary to consummate the Offer and the Merger and the transactions contemplated thereby.

     COVENANTS. The Merger Agreement obligates the Company and its subsidiaries, from the date of the Merger Agreement until the Effective Time, to conduct their operations only in the ordinary and usual course of business consistent with past practice and obligates the Company and its subsidiaries to use their reasonable efforts to preserve intact their business organizations, to keep available the services of their present officers and key employees and to preserve the good will of those having business relationships with them. The Merger Agreement also contains specific covenants as to certain impermissible activities of the Company prior to the Effective Time, which provide that the Company will not (and will not permit any of its subsidiaries to) without the prior written consent of Parent: (i) adopt any amendment to its Articles of Incorporation or By-Laws or comparable organizational documents or the Rights Agreement; (ii) (1) issue, reissue, pledge or sell, or authorize the issuance, reissuance, pledge or sale of (A) additional shares of capital stock of any class, or securities convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible securities or capital stock, other than the issuance of Shares, in accordance with the terms of the instruments governing such issuance on the date of the Merger Agreement, pursuant to the exercise of Options outstanding on the date of the Merger Agreement, or (B) any other securities in respect of, in lieu of, or in substitution for, Shares outstanding on the date of the Merger Agreement, or (2) make any other changes in its capital structure; (iii) declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock other than between any of the Company and any of its wholly owned subsidiaries, except for the regular quarterly dividend on the Shares not in excess of $0.04 per Share with a record and payment date in accordance with recent practice, provided that such dividend may not be declared if Shares are accepted for payment in accordance with the Offer and the Merger Agreement prior to June 1, 1996; (iv) split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock, or any of its other securities; (v) except for (1) increases in salary, wages and benefits granted to employees of the Company or its subsidiaries (who are not officers) in conjunction with promotions or other changes in job status or normal compensation reviews in the ordinary course of business consistent with past practice, or (2) increases in salary, wages and benefits to employees of the Company pursuant to collective bargaining agreements entered into in the ordinary course of business consistent with past practice: increase the compensation or fringe benefits payable or to become payable to its directors, officers or employees (whether from the Company or any of its subsidiaries), or pay or award any benefit not required by any existing plan or arrangement to any officer, director or employee (including, without limitation, the granting of stock options, stock appreciation rights, shares of restricted stock or performance units pursuant to the Stock Plans or otherwise), or grant any severance or termination pay to any officer, director or other employee of the Company or any of its subsidiaries (other than as required by existing agreements or policies disclosed to Parent), or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any of its subsidiaries or establish, adopt, enter into, amend or waive any performance or vesting criteria under any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, savings, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any current or former directors, officers or current or former employees of the Company or its subsidiaries (any of the foregoing being an "Employee Benefit Arrangement"), except in each case to the extent required by applicable law or regulation; (vi) acquire, sell, lease or dispose of any assets or securities, or enter into any commitment to do any of the foregoing or enter into any commitment or transaction outside the ordinary course of business other than transactions between a wholly owned subsidiary of the Company and the Company or another wholly owned subsidiary of the Company; (vii) (1) incur, assume or pre-pay any long-term debt or incur or assume any short-term debt, except that the Company and its subsidiaries may incur or pre-pay debt in the ordinary course of business in amounts and for purposes consistent with past practice, (2) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business consistent with past practice, or (3) make any loans, advances or capital contributions to, or investments in, any other person except in the ordinary course of business consistent with past practice and except for loans, advances, capital contributions or investments between any wholly owned subsidiary of the Company and the Company or another wholly owned subsidiary of the Company; (viii) other than in the ordinary course of business consistent with past practice, (1) modify, amend or terminate any material contract, (2) except as required by law, waive, release, relinquish, settle, compromise or assign any material contract (or any of the Company's rights thereunder), right or claim, or (3) cancel or forgive any indebtedness owed to the Company or any of its subsidiaries, except in ordinary course of business consistent with past practice; provided, however, that the Company may not under any circumstance waive or release any of its rights under any written confidentiality agreement (other than provisions limiting control-related activities if the Company Board determines in good faith, upon the advice of its outside counsel, that its fiduciary duties require it to do so) to which it is a party; (ix) make any material tax election not required by law or, except as required by law, settle or compromise any material tax liability; (x) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof; (xi) enter into any contract or agreement other than in the ordinary course of business that would be material to the Company and its subsidiaries taken as a whole; (xii) except as may be required as a result of a change in law or in generally accepted accounting principles, make any change in its methods of accounting; or
(xiii) agree in writing or otherwise to take any of the foregoing prohibited actions or any action which would cause any representation or warranty in the Merger Agreement to be or become untrue or incorrect in any material respect.

     ACCESS TO INFORMATION; CONFIDENTIALITY. The Merger Agreement provides that until the Effective Time, the Company will give Parent and the Purchaser and their representatives reasonable access, during normal business hours, to the offices and other facilities and to the books and records of the Company and its subsidiaries, subject to Parent and the Purchaser maintaining the confidentiality of any non-public information disclosed to them.

     REASONABLE BEST EFFORTS. Subject to the terms and conditions provided in the Merger Agreement, each of the Company, Parent and the Purchaser shall cooperate and use their respective reasonable best efforts to make all filings necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by the Merger Agreement.

     Each of the parties also will use its reasonable best efforts to obtain as promptly as practicable all Consents (as defined in the Merger Agreement) of any Governmental Entity or any other person required in connection with, and waivers of any Violations (as defined in the Merger Agreement) that may be caused by, the consummation of the transactions contemplated by the Offer and the Merger Agreement.

     PUBLIC ANNOUNCEMENTS. The Merger Agreement provides that the Company, on the one hand, and Parent and the Purchaser, on the other hand, agree to consult promptly with each other prior to issuing any press release or otherwise making any public statement with respect to the Original Offer, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, agree to provide to the other party for review a copy of any such press release or statement, and shall not issue any such press release or make any such public statement prior to such consultation and review, unless required by applicable law or any listing agreement with a securities exchange.

     EMPLOYEE BENEFIT ARRANGEMENTS. With respect to employee benefit matters, the Merger Agreement provides that the Company will honor and, from and after the Effective Time, Parent will cause the Surviving Corporation to honor, all obligations under specified Employee Benefit Arrangements. Notwithstanding the foregoing, from and after the Effective Time, subject to the remainder of this paragraph, the Surviving Corporation will have the right to amend, modify, alter or terminate any Employee Benefit Arrangements, provided that any such action will not adversely affect the rights or benefits of any employees or other beneficiaries which shall have arisen thereunder prior to such amendment, modification, alteration or termination, and shall not affect any rights or benefits for which the agreement of the other party or a beneficiary is required as a condition to any such amendment, modification, alteration or termination; and provided, further, that neither Parent nor any subsidiary of Parent (including without limitation the Surviving Corporation) will at any time take any action to amend, modify, alter or terminate the CAPCO Automotive Products Corporation Directors Unfunded Deferred Fee Plan, as in effect on March 27, 1996, with respect to any individual who is a participant therein as of such date, without that individual's written consent. Notwithstanding the foregoing, for a period of one year following the Effective Time, Parent will cause the Surviving Corporation to continue to provide to individuals who are employees of the Company and/or its subsidiaries immediately prior to the Effective Time (each, a "Company Employee" and collectively, the "Company Employees") Fringe Benefits (as defined below) which are in the aggregate no less favorable than those provided to such employees as of the date of the Merger Agreement; provided that nothing in this sentence is deemed to limit or otherwise affect the right of the Surviving Corporation to terminate the employment or change the place of work, responsibilities, status or designation of any Company Employee or group of Company Employees as the Surviving Corporation may determine in the exercise of its business judgment and in compliance with the terms of any applicable employment or retainer agreement to which the Company and/or any of its subsidiaries is presently a party and which was disclosed to Parent, and all applicable laws. For purposes of all Employee Benefit Arrangements (including without limitation plans or programs of Parent, the Surviving Corporation and other affiliates of Parent after the Effective Time), all service with the Company or any of its subsidiaries prior to the Effective Time will be treated as service with Parent, the Surviving Corporation and other affiliates of Parent for purposes of eligibility and vesting thereunder, and Parent, the Surviving Corporation and the other affiliates of Parent will cause all such Employee Benefit Arrangements (including without limitation plans or programs of Parent, the Surviving Corporation and the other affiliates of Parent after the Effective
Time) in which Company Employees participate for the first time after the Effective Time (x) to waive any pre-existing condition limitations otherwise applicable after the Effective Time to any Company Employee, and (y) to provide that any expenses incurred by Company Employees (and their dependents) during the calendar year of the Effective Time will be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions (and like adjustments or limitations on coverage) under such Employee Benefit Arrangements. "Fringe Benefits" means only the following benefits: the CAPCO Automotive Products Corporation Incentive Compensation Plan for Management and any health, dental, pension, vacation, sick pay, prescription drug, professional membership dues, life insurance, disability, severance, retirement or savings plan, policy, program or arrangement.

     INDEMNIFICATION. Under the Merger Agreement, Parent has agreed that all rights to indemnification existing in favor of any director or officer of the Company and its subsidiaries (the "Indemnified Parties"), as provided in their respective charters or by-laws, will survive the Merger and will continue in full force and effect for a period of not less than six years from the Effective Time. After the Effective Time, Parent agrees to cause the Surviving Corporation to honor all rights to indemnification referred to in the preceding sentence. Parent has also agreed that the Company, and from and after the Effective Time, the Surviving Corporation will cause to be maintained in effect for not less than four years (except as provided in the next immediate sentence) from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company; provided that the Surviving Corporation may substitute therefor other policies not less advantageous (other than to a de minimis extent) to the beneficiaries of the current policies and provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time; and provided, further, that the Surviving Corporation shall not be required to pay an annual premium in excess of 100% of the last annual premium paid by the Company prior to the date of the Merger Agreement (which the Company represents to be $720,000 for the 12-month period ending May 9, 1996) and if the Surviving Corporation is unable to obtain the insurance required by this sentence, it shall obtain the greatest comparable insurance coverage as possible for an annual premium equal to such maximum amount. Notwithstanding the foregoing, at any time on or after the second anniversary of the Effective Time, Parent may, at its election, undertake to provide funds to the Surviving Corporation to the extent necessary so that the Surviving Corporation may self-insure with respect to the level of insurance coverage required under the immediately preceding sentence in lieu of causing to remain in effect any directors' and officers' liability insurance policy.

     NOTIFICATION OF CERTAIN MATTERS. Parent and the Company have agreed to promptly notify each other of (i) the occurrence or non-occurrence of any fact or event which would be reasonably likely (a) to cause any representation or warranty contained in the Merger Agreement to be untrue or inaccurate in any material respect at any time prior to the Effective Time or (b) to cause any material covenant, condition or agreement under the Merger Agreement not to be complied with or satisfied in all material respects and (ii) any failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement in any material respect; provided, however, that no such notification will affect the representations or warranties of any party or the conditions to the obligations of any party. Each of the Company, Parent and the Purchaser is also required to give prompt notice to the other parties of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by the Merger Agreement.

     RIGHTS AGREEMENT. The Company covenants and agrees in the Merger Agreement that it will not (i) redeem the Rights, (ii) amend the Rights Agreement in any material respect or (iii) take any action which would allow any person other than Parent or the Purchaser to acquire beneficial ownership of 20% or more of the Shares without causing a Distribution Date or a Triggering Event to occur.

     STATE TAKEOVER LAWS. The Merger Agreement provides that the Company will, upon the request of the Purchaser, take all reasonable steps to assist in any challenge by the Purchaser to the validity or applicability to the transactions contemplated by the Merger Agreement, including the Offer and the Merger, of any state takeover law.

     DISPOSITION OF LITIGATION. Pursuant to the Merger Agreement, the parties to the Merger Agreement have agreed to immediately dismiss, without prejudice, with each party bearing its own cost and litigation expenses, all proceedings pending between them and their affiliates (including their respective directors), and that each shall thereafter sign and deliver such further papers as may be necessary to effect such dismissals. The Company further agrees that it will not settle any litigation currently pending, or commenced after the date of the Merger Agreement, against the Company or any of its directors by any shareholder of the Company relating to the Offer, the Merger or the Merger Agreement, without the prior written consent of Parent. In addition, the Merger Agreement provides that the Company will not voluntarily cooperate with any third party which has sought or may hereafter seek to restrain or prohibit or otherwise oppose the Offer or the Merger and will cooperate with Parent and the Purchaser to resist any such effort to restrain or prohibit or otherwise oppose the Offer or the Merger.

     PROXY CONTESTS. Pursuant to the Merger Agreement, Parent has agreed to withdraw and rescind and cause to be withdrawn and rescinded (i) the notice by Parent, dated March 13, 1996, pursuant to Section 3.5 of the Company's By-Laws,
(ii) the notice by Cede & Co., dated March 14, 1996, pursuant to Section 3.5 of the Company's By-Laws, and (iii) the Schedule 14A filed with the Commission, in each case, relating to the nomination of the persons named in such notices for election to the Company Board at the Annual Meeting of the Company's Shareholders. Pursuant to the Merger Agreement, the Company announced that it had indefinitely postponed its annual meeting of shareholders previously scheduled for May 14, 1996, and to take no action unless compelled by legal process to reschedule such annual meeting or to call a special meeting of shareholders of the Company except in accordance with the Merger Agreement, unless and until the Merger Agreement has been terminated in accordance with its terms.

     NO SOLICITATION. The Merger Agreement requires the Company, its affiliates and their respective officers, directors, employees, representatives and agents to immediately cease any existing discussions or negotiations, if any, with any parties with respect to any acquisition or exchange of all or any material portion of the assets of, or any equity interest in, the Company or any of its subsidiaries or any business combination with the Company or any of its subsidiaries. The Merger Agreement further provides that, prior to the Effective Time, the Company will not authorize or permit any of its subsidiaries or any of its or its subsidiaries' directors, officers, employees, agents or representatives, directly or indirectly, to solicit, initiate, knowingly encourage or actively facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any merger, liquidation, recapitalization, consolidation or other business combination involving the Company or its subsidiaries or acquisition of any capital stock or any material portion of the assets (except for acquisitions of assets in the ordinary course of business consistent with past practice) of the Company or of its subsidiaries, or any combination of the foregoing (an "Acquisition Transaction") or negotiate, explore or otherwise engage in substantive discussions with any person (other than the Purchaser, Parent or their respective directors, officers, employees, agents and representatives) with respect to any Acquisition Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by the

Merger Agreement; provided that the Company may furnish information to, and negotiate or otherwise engage in substantive discussions with, any party who delivers a written proposal for an Acquisition Transaction if the Company Board determines in good faith by a majority vote, based upon advice from its outside legal counsel, that failing to take such action would constitute a breach of the fiduciary duties of the Company Board and such proposal is more favorable to the Company's shareholders from a financial point of view than the transactions contemplated by the Merger Agreement. The Merger Agreement further provides that, from and after the execution of the Merger Agreement, the Company will promptly advise the Purchaser in reasonable detail of the receipt, directly or indirectly, of any inquiries, discussions, negotiations or proposals relating to an Acquisition Transaction, including without limitation identifying the offeror and the terms of any proposal relating to an Acquisition Transaction, and that the Company will promptly advise Parent of any material development relating to such proposal, including results of any discussions or negotiations with respect thereto.

     CONDITIONS TO CONSUMMATION OF THE MERGER. Pursuant to the Merger Agreement, the respective obligations of Parent, the Purchaser and the Company to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following conditions: (i) the shareholders of the Company have duly approved the transactions contemplated by the Merger Agreement, if required by applicable law; (ii) the Purchaser has accepted for payment and paid for Shares pursuant to the Offer in accordance with the terms of the Merger Agreement; provided that this condition will be satisfied with respect to Parent and the Purchaser if the Purchaser fails to accept for payment or pay for Shares pursuant to the Offer in violation of the terms of the Offer;
(iii) the consummation of the Merger is not restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction or any Governmental Entity and there is not any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any Governmental Entity which prevents the consummation of the Merger or has the effect of making the purchase of Shares illegal; and (iv) any waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") applicable to the Merger has expired or terminated.

     TERMINATION. The Merger Agreement may be terminated and the Merger may be abandoned at any time, notwithstanding approval thereof by the shareholders of the Company (with any termination by Parent also being an effective termination by the Purchaser): (i) by the mutual written consent of Parent and the Company;
(ii) by the Company if (1) the Purchaser fails to commence the Offer as provided in Section 1.01 thereof, (2) the Purchaser has not accepted for payment and paid for Shares pursuant to the Offer in accordance with the terms thereof on or before June 30, 1996 (provided that if any Governmental Entity has made a request for additional information under the HSR Act, such date shall be extended to a date which is 30 days after substantial compliance with such request, but in no event later than July 31, 1996) (the latest such date being referred to as the "Outside Date") or (3) the Purchaser fails to purchase validly tendered Shares in violation of the terms of the Offer or the Merger Agreement; (iii) by Parent or the Company if the Offer is terminated or withdrawn pursuant to its terms without any Shares being purchased thereunder; provided, however, that neither Parent nor the Company may so terminate the Merger Agreement if such party will have materially breached the Merger Agreement or, in the case of Parent, if it or the Purchaser is in material violation of the terms of the Offer; (iv) by Parent or the Company if any court or other Governmental Entity has issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and such order, decree or ruling or other action shall have become final and nonappealable, provided, that Parent will, if necessary to prevent the taking of such action, or the enforcement, promulgation, amendment, issuance or application of any statute, rule, regulation, legislation, order or injunction, offer to accept an order to divest such of the Company's or its subsidiaries', as applicable, or Parent's assets and businesses as may be necessary to forestall such injunction or order and to hold separate such assets and business pending such divestiture, but only if the amount of such assets and businesses is not material in relation to the assets or profitability of the Company and its subsidiaries taken as a whole; (v) by the Company if, prior to the purchase of Shares pursuant to the Offer in accordance with the terms of the Merger Agreement, the Company Board approves an agreement to effect a proposal made by a third party to acquire all the outstanding Shares pursuant to a tender offer or a merger, or purchase all or substantially all of the assets of the Company, on terms which a majority of the members of the Company Board have determined in good faith (1) based upon the advice of a nationally recognized investment banker, to be more favorable to the Company and its shareholders than the transactions contemplated by the Merger Agreement and (2) based upon the advice from its outside counsel, that failure to approve such proposal and terminate the Merger Agreement would constitute a breach of fiduciary duties of the Company Board under applicable law; provided that such termination will not be effective unless and until the Company has paid to Parent all of the fees and expenses described below in "Fees and Expenses"; (vi) by Parent if the Company breaches its covenant relating to actions with respect to the Rights Agreement; (vii) by the Company prior to the consummation of the Offer, if (1) any of the representations and warranties of Parent or the Purchaser contained in the Merger Agreement were untrue or incorrect in any material respect when made or have since become, and at the time of termination remain, incorrect in any material respect which breach adversely affect the ability of Parent or the Purchaser to consummate the Offer and the Merger, or
(2) Parent or the Purchaser has breached or failed to comply in any material respect with any of their respective obligations under the Merger Agreement, which breach will not have been cured prior to the earlier of (A) 10 days following notice of such breach and (B) two business days prior to the date on which the Offer expires; (viii) by Parent prior to the purchase of Shares pursuant to the Offer, if (1) there has been a breach of any representation or warranty on the part of the Company contained in the Merger Agreement which would reasonably be expected to have a Material Adverse Effect (as defined in the Merger Agreement) on the Company or which would reasonably be expected to prevent (or materially delay) the consummation of the Offer, (2) there has been a breach of any covenant or agreement on the part of the Company contained in the Merger Agreement which would reasonably be expected to have a Material Adverse Effect on the Company or which would reasonably be expected to prevent (or materially delay) the consummation of the Offer, which has not been cured prior the earlier of (A) 10 days following notice of such breach and (B) two business days prior to the date on which the Offer expires, or (3) the Company Board has withdrawn or modified (including by amendment of the Schedule 14D-9 filed by the Company relating to the Offer) in a manner adverse to the Purchaser its approval or recommendation of the Offer, the Merger Agreement or the Merger and has not reinstated such approval or recommendation within three business days thereof, has approved or recommended another offer or transaction, or has resolved to effect any of the foregoing; (ix) by Parent prior to the purchase of Shares pursuant to the Offer if the Minimum Tender Condition has not been satisfied by the expiration date of the Offer and on or prior to such date any of the following has occurred: (1) the acquisition of the Company by merger, tender offer or otherwise by any person other than Parent, the Purchaser or any affiliate thereof (a "Third Party"); (2) the acquisition by a Third Party of 20.0% or more of the assets of the Company and its subsidiaries, taken as a whole; (3) the acquisition by a Third Party of beneficial ownership of more than 20.0% of the outstanding Shares; (4) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend; or (5) the repurchase by the Company or any of its subsidiaries of 20.0% or more of the outstanding Shares at a price in excess of $12.50 per Share; or (x) by Parent prior to the purchase of Shares pursuant to the Offer, if the Minimum Tender Condition has not been satisfied by the expiration date of the Offer and on or prior to such date any person (other than Parent or the Purchaser) has made a proposal or public announcement or communication to the Company with respect to an Acquisition Transaction.

     Pursuant to the Merger Agreement, in the event of the termination of the Merger Agreement, the Merger Agreement will become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders, other than certain specified provisions, which shall survive any such termination; provided that no party would be relieved from liability for any breach of the Merger Agreement.

     FEES AND EXPENSES. Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Offer, the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring such expenses. In the event that the Merger Agreement is terminated pursuant to clauses (v), (vi), (viii)(3) or (ix) in the second preceding paragraph above, then the Company will promptly (and in any event within one business day after such termination) reimburse Parent for the expenses of Parent and the Purchaser (including printing fees, filing fees and fees and expenses of its legal and financial advisors) related to the Original Offer, the Merger Agreement, the transactions contemplated thereby and any related financing (collectively, "Expenses") up to a maximum of $500,000 and pay Parent a termination fee of $5,000,000 (the "Termination Fee"). In the event that the Merger Agreement is terminated pursuant to clause (x) in the second preceding paragraph above and within 12 months of the date of the termination of the Merger Agreement a transaction constituting an Acquisition Transaction is consummated or the Company or any of its subsidiaries enters into an agreement with respect to, approves or recommends or takes any action to facilitate such a transaction, the Company will promptly (and in any event within one business day thereafter) reimburse Parent for its Expenses up to a maximum of $500,000 and pay Parent the Termination Fee. The prevailing party in any legal action undertaken to enforce the Merger Agreement or any provision thereof will be entitled to recover from the other party the costs and expenses (including attorneys' and expert witness fees) incurred in connection with such action.

     AMENDMENT. The Merger Agreement may be amended by the Company, Parent and the Purchaser at any time before or after any approval of the Merger Agreement by the shareholders of the Company but, after any such approval, no amendment will be made which decreases the Merger Price or which adversely affects the rights of the Company's shareholders thereunder without the approval of such shareholders. The Merger Agreement provides that any amendment or termination of the Merger Agreement following the election of Parent's designees to the Company Board requires the approval of a majority of the directors of the Company Board who are not Purchaser Insiders.

     EXTENSION; WAIVER. At any time prior to the Effective Time, the parties to the Merger Agreement may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto, (ii) waive any inaccuracies in the representations and warranties contained therein by any other party or in any document, certificate or writing delivered pursuant hereto by any other party or (iii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations; provided, that any extension by the Company of the time for the performance of any of the obligations of Parent or the Purchaser or waiver by the Company following the election of Parent's designees to the Company Board requires the approval of a majority of the directors of the Company Board who are not Purchaser Insiders.

8. CERTAIN CONDITIONS OF THE OFFER

     Pursuant to the Merger Agreement, the conditions of the Offer contained, among other places, in the Introduction, Section 14 and Section 15 of the Offer to Purchase are hereby amended and restated in their entirety as follows:

          Notwithstanding any other provisions of the Offer, the Purchaser shall not be required to accept for payment or pay for any tendered Shares, unless (i) there are validly tendered and not properly withdrawn prior to the Expiration Date for the Offer that number of Shares which, when aggregated with the 805,000 Shares currently beneficially owned by Parent, represent at least a majority of the total number of outstanding Shares on a fully diluted basis on the date of purchase (not taking into account the Rights) and (ii) any applicable waiting period under the HSR Act or under any applicable foreign statutes or regulations shall have expired or been terminated. Furthermore, notwithstanding any other provisions of the Offer, the Purchaser may, subject to the terms of the Merger Agreement, terminate or amend the Offer or postpone the acceptance for payment of or payment for tendered Shares if at any time on or after March 27, 1996 (unless otherwise indicated below) and before the time of payment for any Shares, any of the following events (each, an "Event") shall occur:

             (a) there shall be any action taken, or any statute, rule, regulation, legislation, interpretation, judgment, order or injunction enacted, enforced, promulgated, amended, issued or deemed applicable to the Offer, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or Brazilian, other than the routine application of the waiting period provisions of the HSR Act to the Offer or to the Merger, that would reasonably be expected to: (i) make illegal or otherwise prohibit or materially delay consummation of the Offer or the Merger or seek to obtain material damages or make materially more costly the making of the Offer, (ii) prohibit or materially limit the ownership or operation by Parent or the Purchaser of all or any material portion of the business or assets of the Company or any of its subsidiaries taken as a whole or compel Parent or the Purchaser to dispose of or hold separately all or any material portion of the business or assets of Parent or the Purchaser or the Company or any of its subsidiaries taken as a whole, or seek to impose any material limitation on the ability of Parent or the Purchaser to conduct its business or own such assets, (iii) impose material limitations on the ability of Parent or the Purchaser effectively to acquire, hold or exercise full rights of ownership of the shares of Shares, including, without limitation, the right to vote any Shares acquired or owned by the Purchaser or Parent on all matters properly presented to the Company's shareholders, or (iv) require divestiture by Parent or the Purchaser of any Shares; provided, that Parent shall, if necessary to prevent the taking of such action, or the enforcement, promulgation, amendment, issuance or application of any statute, rule, regulation, legislation, order or injunction, offer to accept an order to divest such of the Company's or its subsidiaries', as applicable, or Parent's assets and businesses as may be necessary to forestall such injunction or order and to hold separate such assets and business pending such divestiture, but only if the amount of such assets and businesses is not material in relation to the assets or profitability of the Company and its subsidiaries taken as a whole; or

             (b) there shall have occurred any development that has, or would reasonably be expected to have, a material adverse effect on the business, assets, financial condition or results of operations of the Company and its subsidiaries taken as a whole; or

             (c) (i) it shall have been publicly disclosed or Purchaser shall have otherwise learned that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange Act) of more than 20.0% of the outstanding Shares has been acquired by any person (including the Company or any of its subsidiaries or affiliates) or group (as defined in Section 13(d)(3) under the Exchange Act), (ii) the Company Board or any committee thereof shall have withdrawn, or shall have modified or amended in a manner adverse to Parent or the Purchaser, the approval, adoption or recommendation, as the case may be, of the Offer, or the Merger Agreement, or approved or recommended any other takeover proposal or other acquisition of Shares other than the Offer and the Merger, (iii) any corporation, partnership, person or other entity or group shall have entered into a definitive agreement or an agreement in principle with the Company with respect to a tender offer or exchange offer for any Shares or a merger, consolidation or other business combination with or involving the Company or any of its subsidiaries, or (iv) the Company Board or any committee thereof shall have resolved to do any of the foregoing; or

             (d) the Company and the Purchaser and Parent shall have reached an agreement that the Offer or the Merger Agreement be terminated, or the Merger Agreement shall have been terminated in accordance with its terms; or

             (e) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to materiality shall not be true and correct, or any such representations and warranties that are not so qualified shall not be true and correct in any respect which would reasonably be expected to have a material adverse effect on the business, assets, financial condition or results of operations of the Company and its subsidiaries taken as a whole, in each case as if such representations and warranties were made at the time of such determination except as to any such representation or warranty which speaks as of a specific date, which must be untrue or incorrect in the foregoing respects as of such specific date; or

             (f) the Company shall have failed to perform in any material respect or to comply in any material respect with any of its obligations, covenants or agreements under the Merger Agreement; or

             (g) there shall have occurred, and continued to exist, (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange, (ii) any decline of at least 25% in either the Dow Jones Average of Industrial Stocks or the Standard & Poor's 500 Index from the close of business on the last trading day immediately preceding the date of the Merger Agreement, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or Brazil and, in the case of Brazil, would reasonably be expected to have a material adverse effect on the business, assets, financial condition or results of operations of the

        Company and its subsidiaries taken as a whole, (iv) a commencement of a war, armed hostilities or other national or international crisis directly or indirectly involving the United States or Brazil and, in the case of Brazil, would reasonably be expected to have a material adverse effect on the business, assets, financial condition or results of operations of the Company and its subsidiaries taken as a whole, or (v) in the case of any of the foregoing clauses (i) through (iv) existing at the time of the commencement of the Offer, a material acceleration or worsening thereof.

     The foregoing conditions (including those set forth in clauses (i) and (ii) of the initial paragraph) are for the benefit of Parent and the Purchaser and may be asserted by Parent or the Purchaser regardless of the circumstances giving rise to any such conditions and may be waived by Parent or the Purchaser in whole or in part at any time and from time to time in their reasonable discretion, in each case, subject to the terms of the Merger Agreement. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by the Purchaser concerning the events described in this
Section 8 of the Supplement will be final and binding on all parties.

     The Offer may be terminated by Purchaser if the Merger Agreement is terminated pursuant to its terms.

9. SOURCE AND AMOUNT OF FUNDS

     Section 10 of the Offer to Purchase is amended and supplemented by this
Section 9 of this Supplement.

     The total amount of funds required to purchase pursuant to the Offer and the Merger the number of Shares that are outstanding (other than the Shares which are owned by Parent) and to pay fees and expenses related to the Offer and the Merger is approximately $135 million.

     In the Merger Agreement, Parent and the Purchaser represented that Parent has and will cause the Purchaser to have the funds necessary to consummate the Offer and the Merger and the transactions contemplated thereby.

10. CERTAIN LEGAL MATTERS

     Section 15 of the Offer to Purchase is amended and supplemented by this
Section 10 of this Supplement.

     CERTAIN LITIGATION. Pursuant to the Merger Agreement, each of Parent, the Purchaser and the Company has agreed to immediately dismiss, without prejudice, with each party bearing its own cost and litigation expenses, all proceedings pending between them and their affiliates (including their respective directors), including the action filed by Parent against the Company and its directors on March 13, 1996, and that each shall thereafter sign and deliver such further papers as may be necessary to effect such dismissals.

     On March 18, 1996, plaintiff Eagle Capital Investment Club filed a complaint-in-intervention in the above referenced Parent action, seeking to represent a proposed class consisting of the "public" shareholders of the Company. The allegations of the complaint are, among other things, that the Company Board is breaching its fiduciary duties by failing to negotiate with Parent and by failing to auction the Company to the highest bidder.

     ANTITRUST. On March 22, 1996, Parent filed with the Federal Trade Commission and the Antitrust Division a Premerger Notification and Report Form in connection with the purchase of Shares pursuant to the Offer. The waiting period required by the HSR Act is scheduled to expire at 11:59 p.m. on April 6, 1996.

11. MISCELLANEOUS

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. However, the Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

     In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

     Parent and the Purchaser have filed with the Commission amendments to the Tender Offer Statement on Schedule 14D-1 pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act furnishing certain additional information with respect to the Offer, and may file further amendments thereto. The Tender Offer Statement on Schedule 14D-1 and any and all amendments thereto, including exhibits, may be examined and copies may be obtained from the Commission in the same manner as described in Section 8 of the Offer to Purchase with respect to information concerning the Company (except that the amendments will not be available at the regional offices of the Commission).

     Except as modified by this Supplement, the terms and conditions set forth in the Offer to Purchase remain applicable in all respects to the Offer, and this Supplement should be read in conjunction with the Offer to Purchase and the related Letter of Transmittal.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR THE PURCHASER NOT CONTAINED IN THE OFFER TO PURCHASE AND HEREIN OR IN THE RELATED LETTERS OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

                                                   EATON ACQUISITION CORPORATION

March 29, 1996

     Manually signed facsimile copies of the revised GREEN Letter of Transmittal or the original BLUE Letter of Transmittal will be accepted. The Letter of Transmittal, certificate for Shares and any other required documents should be sent or delivered by each shareholder of the Company or by such shareholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                        The Depositary for the Offer is:

                  CHEMICAL MELLON SHAREHOLDER SERVICES, L.L.C.

         By Mail:                      By Overnight Delivery:                      By Hand:
       P.O. Box 798                      85 Challenger Road                120 Broadway - 13th Floor
      Midtown Station                 Ridgefield Park, NJ 07660               New York, NY 10271
    New York, NY 10018                Attention: Reorganization            Attention: Reorganization
 Attention: Reorganization                   Department                           Department
        Department
                                       Facsimile Transmission:
                                           (201) 296-4293
                                  (For Eligible Institutions Only)
                               Confirmation of Facsimile Transmission:
                                           (201) 296-4209

     Questions and requests for assistance or for additional copies of this Supplement, the Offer to Purchase, the revised Letter of Transmittal and the revised Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:
                        [GEORGESON & COMPANY INC. LOGO]
                               Wall Street Plaza
                                 88 Pine Street
                            New York, New York 10005
                 Banks and Brokers Call Collect: (212) 440-9800

                   ALL OTHERS CALL TOLL-FREE: (800) 223-2064

                      The Dealer Manager for the Offer is:
                               SMITH BARNEY INC.
                              388 Greenwich Street
                            New York, New York 10013
                         (212) 816-8530 (Call Collect)